Exhibit 99.1

iParty Corp. Announces Third Quarter 2012 Financial Results

DEDHAM, Mass.--(BUSINESS WIRE)--October 24, 2012--iParty Corp. (NYSE MKT: IPT - news), a party goods retailer, today reported financial results for its third quarter of fiscal year 2012, which ended on September 29, 2012.

Third Quarter 2012 Highlights

  Consolidated revenues of $16.9 million for the third quarter of 2012, a 2.6% increase compared to the third quarter of 2011.
  Comparable store sales increase of 1.2% for the third quarter of 2012, and 2.9% for the nine month period then ended, as compared to the applicable prior year periods.
  Net loss of $2.2 million for the third quarter of 2012, compared to net loss of $2.8 million for the third quarter of 2011, which included a loss of $393 thousand related to a flood casualty from Tropical Storm Irene.
  Adjusted EBITDA net loss for the third quarter of 2012 of $1.8 million, compared to Adjusted EBITDA net loss in the third quarter of 2011 of $2.0 million (See accompanying schedule for reconciliation of non-GAAP Adjusted EBITDA to net loss for the period).
  The opening of one new full line party store in August and one new full line party store immediately after the close of the third quarter.
  The opening of 10 temporary Halloween stores in September, bringing the number of iParty storefronts this Halloween season to 64 from 63 last year.

Sal Perisano, iParty’s Chairman and Chief Executive Officer, stated, "Historically our third quarter is a loss quarter as we prepare for the Halloween and holiday seasons. We are however pleased with the trends for the quarter which reflect an overall improvement in our business. Our sales, margins and operating expenses were all well within our expectations and our year to date net loss through the third quarter improved by approximately $1 million compared to last year. With our two new store fronts and what we believe to be a strong group of temporary Halloween stores, we have 64 storefronts open this Halloween, leaving us very well positioned entering into the all important Halloween season and fourth quarter."

Operating Results

For the third quarter of 2012, consolidated revenues were $16.9 million, a 2.6% increase compared to $16.5 million for the third quarter in 2011. Comparable store sales in the third quarter of 2012 increased 1.2% compared to the year-ago period. Consolidated gross profit margin was 34.8% for the third quarter of 2012 compared to a gross profit margin of 34.3% for the same period in 2011. Consolidated net loss for the third quarter of 2012 was $2.2 million, or $0.09 per basic and diluted share, compared to consolidated net loss of $2.8 million, or $0.12 per basic and diluted share, for the third quarter in 2011. On a non-GAAP basis, net loss for the third quarter of 2012 before interest, taxes, depreciation and amortization (“EBITDA net loss”) was $1.8 million compared to EBITDA net loss of $2.4 million for the third quarter in 2011. EBITDA is calculated as net income (loss), as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, depreciation and amortization and income taxes. Adjusted EBITDA net loss, which adjusts the EBITDA net loss for the effect in 2011 of the Tropical Storm Irene flood loss, which was $393,036, was $1.8 million, compared to $2.0 million in the third quarter of 2011. The schedule accompanying this release provides the reconciliation of net loss for the third quarters of 2012 and 2011, and net loss for the nine-month periods then ended, under GAAP to a non-GAAP, EBITDA and Adjusted EBITDA bases.

For the nine-month year-to-date period ended September 29, 2012, consolidated revenues were $52.2 million, a 2.0% increase compared to $51.2 million for the first nine months of 2011. Consolidated revenues for the first nine months of 2012 included a 2.9% increase in comparable store sales from the year-ago period. Consolidated gross profit margin was 36.6% for the first nine months of 2012, compared to 37.0% for the comparable period in 2011. For the nine-month period, consolidated net loss was $3.3 million, or $0.14 per basic and diluted share, compared to a consolidated net loss of $4.3 million, or $0.18 per basic and diluted share for the first nine months of 2011. On a non-GAAP basis, EBITDA net loss was $2.2 million compared to an EBITDA net loss of $2.9 million for the first nine months of 2011. Adjusted EBITDA net loss, which adjusts the EBITDA net loss for the effect in 2011 of the Tropical Storm Irene flood loss, which was $393,036, was $2.2 million for the first nine months of 2012, compared to $2.5 million for the comparable period in 2011.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 54 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and related goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and related merchandise available through iParty’s internet site our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring sales flyers, enter-to-win contests, monthly coupons and ideas and themes offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures

Pursuant to the requirements of Regulation G, we have provided below reconciliations of any non-GAAP financial measures we use in this press release to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, is an important supplemental measure of operating performance to investors. The discussion below defines this term, why we believe it is a useful measure of our performance, and explains certain limitations on the use of non-GAAP financial measures such as our use of EBITDA and Adjusted EBITDA.

EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles ("GAAP"), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors' ability to analyze trends in our business and compare our financial and operating performance to that of our peers. Due to the unusual event related to the 2011 Tropical Storm Irene flood loss, the Company has also presented Adjusted EBITDA to permit comparison with the corresponding periods of the current year.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA has certain limitations. Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In particular, we have opened new stores through the expenditure of capital funded with borrowings under our bank line of credit. Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure. Due to the unusual event related to the 2011 Tropical Storm Irene flood loss, the Company has also presented Adjusted EBITDA to permit comparison with the corresponding periods of the current year.

	For the three months ended		For the nine months ended
RECONCILIATION OF NON-GAAP MEASURES	Sep 29, 2012	Sep 24, 2011	Sep 29, 2012	Sep 24, 2011

Net loss as reported under GAAP	$(2,163,455)	$(2,830,663)	$(3,317,568)	$(4,298,321)

plus, Interest expense, net	48,176	87,724	140,794	231,510
plus, Depreciation and amortization	321,282	377,807	997,826	1,132,586
plus, Income taxes	-	-	-	-
EBITDA, non-GAAP	$(1,793,997)	$(2,365,132)	$(2,178,948)	$(2,934,225)

plus, Tropical Storm Irene Flood Loss	-	393,036	-	393,036

Adjusted EBITDA, non-GAAP	$(1,793,997)	$(1,972,096)	$(2,178,948)	$(2,541,189)

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; disruptions to our most important selling season, Halloween; the successful implementation of our growth and marketing strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; effect of Chinese inflation on our suppliers and product pricing; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; risks related to e-commerce; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE MKT. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the nine months ended
	Sep 29, 2012	Sep 24, 2011	Sep 29, 2012	Sep 24, 2011
Revenues	$16,888,248	$16,462,631	$52,204,972	$51,171,966
Operating costs:
Cost of products sold and occupancy costs	11,004,882	10,813,669	33,083,437	32,234,434
Marketing and sales	6,345,436	6,329,882	17,288,783	17,426,635
General and administrative	1,653,209	1,668,983	5,009,526	5,184,672
Flood loss	-	393,036	-	393,036

Operating loss	(2,115,279)	(2,742,939)	(3,176,774)	(4,066,811)

Interest expense, net	(48,176)	(87,724)	(140,794)	(231,510)

Net loss	$(2,163,455)	$(2,830,663)	$(3,317,568)	$(4,298,321)

Loss per share: basic and diluted	$(0.09)	$(0.12)	$(0.14)	$(0.18)

Weighted-average shares outstanding:
Basic and diluted	24,418,284	24,408,594	24,414,432	24,378,188

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	Sep 29, 2012	Dec 31, 2011
ASSETS
Current assets:
Cash	$72,650	$63,650
Restricted cash	568,773	819,604
Accounts receivable	955,133	1,377,234
Inventories	20,920,546	15,965,507
Prepaid expenses and other assets	1,852,720	1,415,780
Deferred income tax asset	46,762	46,762
Total current assets	24,416,584	19,688,537
Property and equipment, net	2,855,074	2,664,086
Intangible assets, net	386,494	626,900
Other assets	294,866	333,731
Deferred income tax asset	540,841	540,841
Total assets	$28,493,859	$23,854,095

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and book overdrafts	$11,454,547	$5,970,015
Accrued expenses	2,741,417	2,295,467
Current portion of capital lease obligations	-	4,613
Borrowings under line of credit	7,177,003	5,366,512
Total current liabilities	21,372,967	13,636,607

Long-term liabilities:
Deferred rent	1,583,555	1,504,973
Total long-term liabilities	1,583,555	1,504,973

Commitments and contingencies

Convertible preferred stock	13,001,508	13,012,668
Common stock	24,418	24,409
Additional paid-in capital	53,141,115	52,987,574
Accumulated deficit	(60,629,704)	(57,312,136)
Total stockholders' equity	5,537,337	8,712,515

Total liabilities and stockholders' equity	$28,493,859	$23,854,095

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com